A special meeting of the fund's shareholders was held on June 18, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	17,225,894,455.97	93.775
Withheld	1,143,576,838.95	6.225
TOTAL	18,369,471,294.92	100.000
Dennis J. Dirks
Affirmative	17,293,993,357.36	94.145
Withheld	1,075,477,937.56	5.855
TOTAL	18,369,471,294.92	100.000
Edward C. Johnson 3d
Affirmative	17,177,993,463.99	93.514
Withheld	1,191,477,830.93	6.486
TOTAL	18,369,471,294.92	100.000
Alan J. Lacy
Affirmative	17,280,786,578.16	94.073
Withheld	1,088,684,716.76	5.927
TOTAL	18,369,471,294.92	100.000
Ned C. Lautenbach
Affirmative	17,275,050,964.62	94.042
Withheld	1,094,420,330.30	5.958
TOTAL	18,369,471,294.92	100.000
Joseph Mauriello
Affirmative	17,289,869,110.18	94.123
Withheld	1,079,602,184.74	5.877
TOTAL	18,369,471,294.92	100.000
Cornelia M. Small
Affirmative	17,277,424,534.41	94.055
Withheld	1,092,046,760.51	5.945
TOTAL	18,369,471,294.92	100.000
William S. Stavropoulos
Affirmative	17,208,188,881.25	93.678
Withheld	1,161,282,413.67	6.322
TOTAL	18,369,471,294.92	100.000
David M. Thomas
Affirmative	17,300,605,112.82	94.181
Withheld	1,068,866,182.10	5.819
TOTAL	18,369,471,294.92	100.000
Michael E. Wiley
Affirmative	17,286,179,501.56	94.103
Withheld	1,083,291,793.36	5.897
TOTAL	18,369,471,294.92	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	13,315,613,624.71	72.488
Against	3,865,535,580.46	21.043
Abstain	915,660,441.98	4.985
Broker Non-Votes	272,661,647.77	1.484
TOTAL	18,369,471,294.92	100.000
PROPOSAL 4

For Fidelity Growth Company Fund, a shareholder proposal concerning "oversight procedures to screen out investments in companies that, in the judgment of the Board, substantially contribute to genocide, patterns of extraordinary and egregious violations of human rights, or crimes against humanity."

	# of Votes	% of Votes
Affirmative	4,404,156,871.60	27.538
Against	10,370,904,489.18	64.846
Abstain	1,010,014,587.59	6.316
Broker Non-Votes	207,983,665.80	1.300
TOTAL	15,993,059,614.17	100.000

A Denotes trust-wide proposal and voting results.